UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 20, 2025 (November 17, 2025)

Everest Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Seon Place – 4th Floor 141 Front Street PO Box HM 845 Hamilton, Bermuda		HM 19

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol(s)	Name of Exchange where registered
Common Shares, $0.01 par value	EG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Executive Vice President and Chief Financial Officer - Elias Habayeb

On November 20, 2025, Everest Group, Ltd. (the "Company") announced that Elias Habayeb will join the Company as Executive Vice President and Group Chief Financial Officer, effective on or about May 1, 2026 (the "Commencement Date").

Mr. Habayeb, age 53, has served as Executive Vice President and Chief Financial Officer of Corebridge Financial ("Corebridge"), a provider of retirement solutions and insurance products, since September 2022. Prior to his tenure at Corebridge, he served in various senior roles at American International Group ("AIG"), a leading global insurance organization, including Chief Financial Officer of the Life & Retirement business, Chief Financial Officer of the General Insurance business and AIG's Deputy Chief Financial Officer and Chief Accounting Officer starting in 2015. His previous roles included Chief Financial Officer of International Lease Finance Corporation and as a partner at Deloitte & Touche LLP.

In connection with Mr. Habayeb's appointment, the Company and Mr. Habayeb entered into an employment agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Habayeb will receive an annual base salary (the "Base Salary") of $910,000. He will be eligible to participate in (i) the Company's annual incentive bonus program with a target annual incentive bonus value of 175% of Base Salary, and (ii) the Company's 2020 Stock Incentive plan with a target value for equity compensation of 275% of Base Salary.

Under the Employment Agreement, Mr. Habayeb will receive certain sign-on cash payments (the "Sign-On Cash Awards"). In recognition of his forfeiture of Corebridge equity grants scheduled to vest in 2027, he will receive a cash payment of $500,000 within thirty days of the first anniversary of the Commencement Date. Additionally, Mr. Habayeb will receive a cash payment of $1.5 million as compensation for the anticipated forfeiture of equity grants scheduled to vest in 2026 (the "2026 Vesting Replacement") and $1.3 million as compensation for potential forfeiture of a bonus award in 2026 (the "2025 Bonus Replacement"). The 2026 Vesting Replacement and 2025 Bonus Replacement will be paid within sixty days of the Commencement Date (subject to non-payment or clawback in the event that Mr. Habayeb receives related equity or bonus payments of equal or greater value from Corebridge). The Sign-On Cash Awards will be subject to forfeit or repayment upon resignation or notice of resignation without good reason or termination for cause within two years of the Commencement Date.

Subject to approval by the Compensation Committee of the Company's Board and Mr. Habayeb starting his new role on the Commencement Date, he will receive (i) a one-time sign-on retention grant of restricted stock units ("RSUs") with a target value of $4.9 million with the same vesting and other terms applicable to the RSU grants made to the Company's named executive officers in 2025, and (ii) a one-time grant of RSUs with a target value of $2.5 million with the same vesting and other terms that will be applicable to the RSUs to be awarded to the Company's named executive officers in 2026.

Mr. Habayeb will be eligible to participate the employer benefit plans and retirement plans available to the Company's senior executives.

Departure of Executive Vice President and Chief Financial Officer - Mark Kociancic

In connection with the foregoing, after the Company's first quarter 2026 reporting cycle is completed, Mark Kociancic will retire from his position as the Company's Executive Vice President and Chief Financial Officer. He will remain with the Company as a special advisor through a transition period.

A copy of the press release issued by the Company today regarding the above events is attached hereto as Exhibit 99.1.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	Exhibit No.	Description

	99.1	News Release of the Company dated November 20, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST GROUP, LTD.

By:	/s/ ROBERT FREILING
Robert Freiling
Senior Vice President and Chief Accounting Officer

Dated: November 20, 2025

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	News Release of the Company, dated November 20, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document